UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14D-9

SOLICITATION/ RECOMMENDATION STATEMENT

UNDER SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

INSITE VISION INCORPORATED

(Name of Subject Company (issuer))

INSITE VISION INCORPORATED

(Names of Persons Filing Statement)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

457660108

(CUSIP Number of Class of Securities)

Timothy Ruane

Chief Executive Officer

InSite Vision Incorporated

965 Atlantic Avenue

Alameda, California 94501

(510) 965-8800

Copy to:

Timothy R. Curry

Jonn R. Beeson

Jones Day

1755 Embarcadero Road

Palo Alto, California 94303

(650) 739-3939

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications

on Behalf of Filing Persons)

☒	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

The information set forth under Items 1.01, 1.02, 2.03, 2.04, 8.01 and 9.01 of the Current Report on Form 8-K filed by InSite Vision Incorporated on September 15, 2015 (including all exhibits attached thereto) is incorporated herein by reference.